UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

PUBLIC STORAGE

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	93-2834996 (IRS Employer Identification No.)

2811 Internet Boulevard, Frisco, Texas (Address of principal executive offices)	75034 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered
6.000% Cumulative Preferred Shares of Beneficial Interest, Series T, par value $0.01 per share	New York Stock Exchange

6.000% Cumulative Preferred Shares of Beneficial Interest, Series U, par value $0.01 per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this Form relates: 333-295774 (if applicable)

Item 1.	Description of Registrant’s Securities to be Registered.

As previously announced, pursuant to that certain Agreement and Plan of Merger, dated as of March 16, 2026, by and among National Storage Affiliates Trust, a Maryland real estate investment trust (“NSA”), NSA OP, LP, a Delaware limited partnership (“NSA OP”), Public Storage, a Maryland real estate investment trust (“Public Storage”), Public Storage OP, L.P., a Delaware limited partnership, Pelican Merger Sub I, LLC, a Maryland limited liability company and wholly owned direct subsidiary of Public Storage (“Merger Sub I”), and Pelican Merger Sub II, LLC, a Delaware limited liability company and wholly owned indirect subsidiary of Public Storage (“Merger Sub II”), among other things, (i) NSA will be merged with and into Merger Sub I, with Merger Sub I continuing as the surviving company, and (ii) Merger Sub II will merge with and into NSA OP, with NSA OP surviving as an indirect subsidiary of Public Storage.

A description of (i) the 6.000% Cumulative Preferred Shares of Beneficial Interest, Series T, par value $0.01 per share, and (ii) the 6.000% Cumulative Preferred Shares of Beneficial Interest, Series U, par value $0.01 per share, is included under the section entitled “Description of Public Storage Series T Preferred Shares and Public Storage Series U Preferred Shares” beginning on page 170 of the Registration Statement on Form S-4 (File No. 333-295774) of Public Storage filed with the U.S. Securities and Exchange Commission on May 11, 2026, which was declared effective on June 12, 2026 (the “Registration Statement”), which such description shall be deemed to be incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits are being filed as part of this Registration Statement on Form 8-A:

Exhibit 3.1 – Amended and Restated Declaration of Trust of Public Storage, a Maryland real estate investment trust, dated August 14, 2023, filed as Exhibit 3.1 to Public Storage’s Current Report on Form 8-K dated August 14, 2023 and incorporated herein by reference.

Exhibit 3.2 – Amended and Restated Bylaws of Public Storage, filed as Exhibit 3.1 to Public Storage’s Current Report on Form 8-K dated November 13, 2023 and incorporated herein by reference.

Exhibit 3.3 – Articles Supplementary for the 6.000% Cumulative Preferred Shares of Beneficial Interest, Series T.

Exhibit 3.4 – Articles Supplementary for the 6.000% Cumulative Preferred Shares of Beneficial Interest, Series U.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PUBLIC STORAGE

	By:	/s/ Nathaniel A. Vitan
Date: July 21, 2026		Nathaniel A. Vitan Chief Legal Officer & Corporate Secretary